Exhibit 99.1

Creatd, Inc. Reports Record Financial Results for Third Quarter 2021

November 16, 2021

- Creatd’s third quarter net revenues increased 178% year-over-year and 22% quarter-over-quarter.

- The Company initiates revenue guidance for FY 2022 of $10 to $15 million, a 100+% increase over expected FY 2021 revenues.

NEW YORK, Nov. 16, 2021 /PRNewswire/ -- Creatd, Inc. (Nasdaq CM: CRTD) (“Creatd” or the “Company”), a creator-first holding company and the parent company of Vocal, yesterday reported financial results for its three- and nine-month periods ended September 30, 2021. With these record results, which saw third quarter 2021 revenues similar to the amount of revenue for the entirety of fiscal year 2020, the Company reaffirms its fiscal year 2021 revenue guidance of between $4.5 and $4.7 million. Looking ahead, the Company initiates revenue guidance of $10 to $15 million for full year 2022.

Creatd founder and co-CEO Jeremy Frommer commented, “As a founder and entrepreneur, it is gratifying to not only achieve proof of concept and commercialization, but to now witness revenue growth acceleration and an expansion of Creatd’s core business, first launched five years ago. Having completed our Nasdaq uplisting only a little over one year ago—a feat achieved by only a handful of tens of thousands of OTC-quoted companies each year—the achievements our company has made in a relatively short period of time are only more pronounced. Namely, we continue to experience double digit quarterly growth, as we have for five out of our last six quarters, we have completed our second agency acquisition, and we have expanded our footprint with new offices in New York and Miami.”

“I am grateful for this initial hard-won success and humbled to have attracted a stellar team of hardworking professionals and, most importantly, to share leadership with our new co-CEO Laurie Weisberg, whose ability to accelerate growth for technology companies is well-documented.”

Laurie Weisberg, Creatd’s co-CEO, commented, “Our business development efforts are yielding visibility for a strong and growing revenue pipeline, made possible by the emphasis we have placed this quarter on recruiting incredible industry talent. These meticulously-chosen professionals and support teams are crucial to executing on our outlined growth strategies in the scope of product development, brand partnerships, and M&A activity. We look forward to working toward a strong end to the year.”

Third Quarter and Nine Months 2021 Financial Highlights:

Revenue:

●	In line with guidance, net revenues for the third quarter were $1.18 million, a nearly three-fold increase as compared to third quarter 2020 revenues of $425,000, and a 22% increase over second quarter 2021 net revenues of $971,000. Gross revenues for third quarter 2021 were $1.21 million, a 20% increase compared to gross revenues for second quarter 2021. The increase in third quarter revenues is largely attributable to continued growth in Creatd Labs’ creator subscriptions, with Vocal creators finding increasing value from the Vocal platform. Additionally, Creatd Partners, the Company’s agency business segment, saw growth this quarter of approximately 14% due in part to the successful acquisition and subsequent integration of the WHE Agency. Going forward, the Company will provide total bookings and other non-GAAP financial data, for WHE as well as its other existing and future business lines, as an indicator of the Company’s revenue growth over time.

●	For the nine months ended September 30, 2021, net revenues totaled approximately $2.9 million, an increase of 178% over the prior year’s nine-month period. For the remainder of 2021 and going forward, Creatd Labs is expected to maintain its growth momentum. Creatd Partners anticipates accelerated growth across all of its service lines, including the ramp-up of its talent representation and management function. Finally, given its initial sales data and strong opportunity pipeline, the newly formed Creatd Ventures and Creatd Studios are expected to begin to impact the Company’s revenues materially in the first half of 2022.

Operating Expenses:

●	Marketing costs dropped by over 50% between the second and third quarter, from $4.2 million in the second quarter 2021 to $1.8 million in the third quarter. Outside of variable marketing expenses and one-time costs associated with the Company’s financings and other transactions, the Company’s operating expenses this quarter were $3.5 million, in line with previous quarters. Additionally, the Company reported approximately $2.2 million in non-cash charges related to the vesting and issuance of stock options, as well as non-recurring expenses related to financings. In total, operating expenses reported for the third quarter 2021 were $6.7 million. The Company continues to deliver on its stated goal to lessen its dependence on third party marketing vendors. Going forward, the Company anticipates general operating expenses to remain relatively consistent with those of the third quarter. During the three-month period ended September 30, 2021, the Company incurred a loss from operations of $(6.9) million, compared to a loss from operations of $(7.0) million during the same period last year and a loss of $(8.4) million during the second quarter 2021, a 21% reduction in losses.

Given the Company’s current cash position—consisting of nearly $5.2 million in cash, plus a $500,000 prepaid credit with its development partner, Thinkmill—the Company currently has close to $6 million in operating capital. Additionally, the Company can draw down on a vendor balance of up to $3 million with its third-party social media marketing partners. Given the Company’s current revenue guidance and diminishing dependence on these marketing partners, the Company expects to be cash flow breakeven by the end of third quarter 2022. Additionally, the Company anticipates achieving close to breakeven on pre-marketing operational expenses by the end of the second quarter 2022.

●	Comprehensive Loss: Comprehensive loss for the third quarter 2021 totaled $(9.7) million, or $(0.71) per basic and diluted share, which included several non-recurring, non-cash charges totaling approximately $3.0 million related primarily to the elimination of debt, the majority of which was converted to equity during the quarter, and a change in derivative liability expense of approximately $833,000. This compares to a comprehensive loss of $(16.2) million or $(3.81) per basic and diluted share for third quarter 2020, an 81% improvement per basic and diluted share.

●	Total Assets: On September 30, 2021, total assets were $8.3 million, away from the OG Collection, the Company’s wholly owned image library and related transmedia IP and NFT portfolio, currently carried at zero value on the Company’s balance sheet. The company has a plan for monetizing the OG Collection more significantly over fiscal year 2022, including a potential spin out of the media library and its licensing rights. Cash, inventory, accounts receivable, and prepaid expenses totaled $2.6 million, a decrease of $747,000, or 23%, from prior second quarter.

●	Total Liabilities: The Company’s total liabilities decreased by approximately $932,000 during the third quarter to $6.1 million as a substantial portion of its debt converted into equity at $5.00 per share.

As of the third quarter 2021, the Company’s debt totaled approximately $3 million, comprised of: $154,000 in convertible debt, approximately $2.2 million in notes payable that included $232,000 of a Government Payroll Protection Program (“PPP”) loan that carries 1% annual interest (which the Company has been paying down steadily from its original principal amount of $282,000); $660,000 related to the acquisition of Seller’s Choice, a liability that is currently in litigation; and $1.1 million in related party debt, of which $190,000 has been repaid subsequent to third quarter and the remainder has been settled for $350,000, also subsequent to quarter-end.

●	Subsequent Liability Reductions: Subsequent to third quarter, $640,000 in convertible notes were converted into equity at $5.00 per share in October 2021.

●	Shareholders’ Equity: As of September 30, 2021, shareholders’ equity totaled approximately $2.1 million, an increase of $2.6 million compared to June 30, 2021.

●	Subsequent Financial Developments:

●	Registered Direct Offering of Common Shares: On October 27, 2021, Creatd completed a Registered Direct Offering of 850,000 shares of its common stock at $4.50 per share–a 30% improvement compared to the pricing of its previous financing at $3.45–generating net proceeds of $3.4 million. This is the Company’s second offering pursuant to a “shelf” registration statement on Form S-3 (File No. 333-250982) that went effective on April 23, 2021, granting the Company the ability to raise up to $50 million in aggregate proceeds over time. To date, the Company has raised approximately $6.4 million from the sale of 1.6 million shares from this shelf registration.

●	Capitalization: As of September 30, 2021, Creatd had approximately 14 million shares of common stock outstanding, an increase of approximately 2.2 million shares from the prior second quarter. This increase is due to the exercise of 955,000 warrants at $4.50 per share; the conversion of notes into 780,000 shares; preferred stock conversions into 102,000 shares of common stock; the issuance of 213,000 shares attributed to the closing of the WHE acquisition; the partial exercise of the bankers’ overallotment from the June 21, 2021 financing of 87,500 shares; quarterly Board compensation shares of 17,000; and 5,800 shares allocated to consultant services in lieu of cash.

Creatd’s fully diluted shares total approximately 23 million, including 2.3 million stock options, 148,000 shares underlying Series E Preferred stock, and 6.6 million warrants, approximately 5 million of which have an exercise price of $4.50.

Frommer continued, “Creatd is entering an accelerated revenue phase with a healthy balance sheet. With our current revenue projections, we will approach cash flow breakeven in the third quarter of 2022.”

Third Quarter 2021 Operational Highlights

●	Creatd ‘Four Pillar’ Organizational Structure: During the third quarter of 2021, Creatd unveiled the four pillars of the Company, each with a dedicated revenue stream. While each pillar corresponds to a unique revenue stream and associated segmented expenses, at a management level Creatd employs a shared services model, with each business function, including technology development, marketing, and legal, operating across all of its pillars.

●	Creatd Labs houses the Company’s proprietary technology and development initiatives, including its flagship platform, Vocal, as well as oversees the Company’s content creation framework and the management of its digital communities. Creatd Labs develops and maintains the ecommerce platforms for its partner pillar Creatd Ventures, including the integration of acquired SaaS technology. The pillar additionally oversees the development of NFT-related technology for its partner pillar, Creatd Studios. Creatd Labs derives revenues primarily from Vocal creator subscriptions and platform processing fees.

●	Creatd Partners fosters relationships between brands and creators through its suite of agency services, including content marketing (Vocal for Brands), performance marketing or managed services (Seller’s Choice), and influencer marketing (WHE Agency). Revenue is generated through service fees and agency commissions which have consistently grown in each of the last four quarters. Creatd Partners’ 2021 revenues are expected to account for approximately half of the Company’s total revenues. All three agencies leverage brand relationships, influencer opportunities, and technology development from the resources of Creatd Labs and the direct-to-consumer (DTC) companies of Creatd Ventures. In addition, the Creatd Partners pillar leverages the distribution of intellectual property and content developed by partner pillar, Creatd Studios.

●	Creatd Ventures builds, develops, and scales e-commerce brands. This segment generates revenues through product sales of its two majority-owned direct-to-consumer brands, Camp and Dune Glow Remedy. The Company’s acquisition strategy for this pillar emphasizes direct-to-consumer brands that are founder-owned, high-growth, low-overhead, and closely aligned with the Company’s core creator-first principles. Creatd Ventures is expected to begin contributing materially to the Company’s revenues in the fourth quarter of 2021.

●	Creatd Studios houses transmedia production and adaptation initiatives, including those which leverage the OG Collection and its other IP assets. Creatd Studios will generate revenues through profit-share agreements, licensing fees, book publishing deals, film, TV, podcasts, and NFT marketplace ventures. All of the above opportunities rely upon the resources of the three previous pillars and the creative communities they serve. Creatd Studios is expected to begin contributing materially to the Company’s revenues in the second quarter of 2022.

●	Leadership Announcements:

●	Laurie Weisberg, previously Creatd’s COO, was appointed the Company’s co-CEO. In this role, Ms. Weisberg primarily oversees the scope of operations, cash flow, human resources, marketing, and brand partnerships while Mr. Frommer focuses on spearheading corporate strategy, technology development, M&A initiatives, and broader financing activities.

●	Justin Maury, co-founder and President of Creatd, was appointed COO. Mr. Maury has led Creatd’s product development since inception, and is credited with developing the vision, design, and architecture for Creatd’s flagship product, Vocal. As COO, Mr. Maury continues to manage the oversight of technology development and supervise its continued evolution.

●	Senior Management Hires:

●	Tom Punch, co-founder of Creatd Ventures’ Dune Glow Remedy, joined the Company as the CEO of Creatd Ventures, overseeing the operations and expansion of Dune and Camp, as well as that of each brand within Creatd Ventures’ growing portfolio.

●	Tracy Willis, co-founder of the WHE Agency, joined Creatd as CEO of Creatd Partners’ WHE Agency. In this role, Ms. Willis continues to oversee WHE’s strategic growth, expanding its influencer roster, and directing all talent and brand opportunities.

●	Erica Wagner, celebrated author and literary editor, joins Creatd as Lead Editorial Innovator, focusing in particular on Creatd Studios projects. Ms. Wagner was literary editor of The Times for 17 years and is now a contributing writer for the New Statesman and consulting literary editor for Harper’s Bazaar. At Creatd, Ms. Wagner’s responsibilities focus on leveraging Creatd’s extensive intellectual property for future transmedia publishing projects, as well as systematizing Creatd Studios’ production capabilities by sourcing and identifying stories from across Creatd that are well suited for adaptations in the entertainment and publishing industries. Ms. Wagner is expected to join Creatd full-time in early 2022.

●	Segment specialists Rich Vinchesi of Olympic Advisers and Andrew Herwitz, President of the Film Sales Company, round out additional key roles, acting as advisors for the Company’s M&A and IP development initiatives, respectively.

●	Creatd Labs Platform Development:

●	Vocal released five substantial features and tools as part of an 18-month development roadmap of features specifically designed to foster a more personalized experience between creators and their audiences. Most importantly, Vocal’s feature additions work to continue to increase the value proposition for the creator community and economy. Features added thus far include:

●	Subscribe, which provides creators the means to build and engage an individualized community around their creations.

●	Stories You Liked, giving creators a new way to view a chronological feed of the stories they have liked, all in one place.

●	Quick Edit, one of Vocal’s most highly requested features, provides creators with the ability to edit their stories after publication.

●	Report button, designed to further promote Vocal’s user safety via community moderation.

●	Creator Bonuses, enabling the Vocal team to add money directly to a creator’s existing Wallet balance, thus enhancing on-platform earning power.

●	Vocal+ Fiction Awards Challenge: Creatd Studios, the Company’s pillar focused on transmedia productions, announced that it will publish a book featuring the winners of the Vocal+ Fiction Awards Challenge. Announced in October 2021, the Fiction Awards Challenge is Vocal’s largest challenge to date, featuring a $125,000 cash prize pool, with $5,000 awarded to 25 grand prize winners. The published book, which will be a compilation of the winning fiction submissions, is expected to be completed in spring 2022, and will mark the first significant cross-collaboration between Creatd Labs and Creatd Studios.

●	Acquisitions: The Company’s acquisition strategy is to acquire controlling interests in growth businesses utilizing a combination of stock and cash, with an emphasis on companies that can leverage and collaborate with all four of Creatd’s pillars.

Creatd Partners Agency Business Acquisitions:

●	Acquisition of Influencer Talent Management Agency, WHE: WHE Agency (“WHE”), acquired on July 20, 2021, is a talent management and public relations agency focused on representing and managing influencers and creators. WHE’s pool of creator talent is made up of ideal candidates to join Vocal and increase its value proposition for brand collaborations. Additionally, through joining Creatd, WHE’s talent gained access to all four of its pillars, as well as the capital and resources to leverage their personal brands for new opportunities, particularly in conjunction with the Creatd Studios pillar. At the time of the acquisition, WHE had over 50 digital influencers reaching a combined audience of over 50 million followers with notable brand relationships. Since acquisition, WHE has since signed nearly a dozen top influencers and now reaches an audience of over 68 million followers and collaborates with Subway, Hulu, Prudential, Panera, Target, Disney, Proctor and Gamble, Audible, HelloFresh, Gerber, and more. WHE brand partnerships are expected to generate synergies between the Vocal platform and its agency-related services, significantly broadening the Company’s reach with Fortune 500 companies.

Creatd Ventures DTC / e-Commerce Acquisitions:

●	Creatd Completes Majority Purchase of Dune Glow Remedy (“Dune”) : Dune, acquired on October 3, 2021, is a direct-to-consumer beauty brand focused on health and wellness beverages. Over the course of Q3 2021, the Creatd Labs team implemented a sophisticated ecommerce framework for Dune and provides ongoing development and maintenance. Today, Dune Glow Remedy is part of Creatd Ventures and its growing portfolio of DTC companies, utilizing the Company’s four pillars, including the influencers of the WHE Agency.

●	Camp Announces Redesign and New Product Launches: Camp,formerly Plant Camp, acquired during Q2 2021, leverages the same technology framework utilized by Dune. In early Q4 2021, the Company announced the redesign of its website as well as the launch of its new products under its new name, Camp.While still a healthy, kid-friendly food company that launched its first product, a nutrient-rich mac and cheese just over a year ago, it has been notably observed that Camp’s market is significantly broader with strong interest from adults. Going forward, marketing and product development will expand beyond kids to focus on iterations of comfort foods for the health-conscious consumer. With the new website and product launch, Camp increased its offerings with two new products, a healthy veggie-based vegan cheesy mac and a twist veggie pasta. Camp intends to continue to innovate new product offerings, as well as pursue expansion of its distribution beyond direct-to-consumer e-commerce to eventual placement at big box retailers.

●	Crypto Strategy: “OG Gallery,” Creatd’s new NFT art platform, focuses on the tokenization, marketing, and sale of digital collectibles originating from the OG Collection, a library of over 150,000 original photographs, digital artwork, imagery, original documents, illustrations, videos, and collectables by the legendary Bob Guccione, former CEO of General Media and owner of publications including Penthouse, Viva, OMNI and Longevity.

During Q3, Creatd issued its first NFT art offering. Eight days later, on October 1, 2021, all 6 pieces each sold for $1,000 a piece (0.34wETH).

Additionally, Creatd announced a strategic partnership with NetObjex to explore development of a proprietary NFT marketplace applying blockchain to facilitate the marketing, trading and sales process for a broader creator network.

Subsequent to Q3: Creatd issued its second NFT release – The Trump Photographs. In the future, the OG Gallery is expected to release further NFT art of Penthouse Pets, celebrities, and illustrations from the iconic collection. For updates on upcoming NFT releases, please follow Creatd’s social media accounts and subscribe to its newsletter.

About Creatd

Creatd, Inc. (Nasdaq CM: CRTD) is a creator-first technology holding company and the parent company of the Vocal platform. Our mission is to empower creators, entrepreneurs, and brands through technology and partnership. We accomplish this through Creatd’s four business pillars: Creatd Labs, Creatd Partners, Creatd Ventures, and Creatd Studios.

For news and updates, subscribe to Creatd’s newsletter: https://creatd.com/newsletter

Creatd: https://creatd.com/;
Creatd IR: https://investors.creatd.com/;
Vocal Platform: https://vocal.media/;

Investor Relations Contact: ir@creatd.com

Forward-Looking Statements

Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “believes” and “projects”) may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings.

*** Financial Statements Follow ***

Creatd, Inc.

Condensed Consolidated Balance Sheet

	September 30, 2021	December 31, 2020
	(Unaudited)

Assets
Current Assets
Cash	$1,508,528	$7,906,782
Account receivable, net	393,291	90,355
Inventory	88,061	-
Prepaid expenses and other current assets	561,031	23,856
Total Current Assets	2,550,911	8,020,993
Property and equipment, net	86,900	56,258
Intangible assets	2,488,903	960,611
Goodwill	1,978,793	1,035,795
Deposits and other assets	84,721	191,836
Marketable securities	-	62,733
Minority investment in business	152,096	217,096
Equity method investment	732,297	-
Operating lease right of use asset	178,402	239,158
Total Assets	$8,253,023	$10,784,480

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable and accrued liabilities	$2,728,967	$2,638,688
Derivative liabilities	-	42,231
Convertible Notes, net of debt discount and issuance costs	154,037	897,516
Current portion of operating lease payable	96,817	79,816
Notes payable – related party, net of debt discount	1,134,712	-
Notes payable, net of debt discount and issuance costs	1,072,190	1,221,539
Deferred revenue	200,500	88,637
Total Current Liabilities	5,387,223	4,968,427

Non-current Liabilities:
Note payable	18,959	213,037
Convertible Notes	640,496	-
Operating lease payable	79,214	157,820
Total Non-current Liabilities	738,669	370,857
Total Liabilities	6,125,892	5,339,284
Commitments and contingencies
Series E Preferred stock, $0.001 par value, 20,000,000 shares authorized 1,088 and 7,738 shares issued and outstanding, respectively	1	8
Common stock, $0.001: 100,000,000 authorized shares 14,033,197 issued and 14,023,847 outstanding as of September 30, 2021, and 8,736,378 issued and 8,727,028 outstanding as of December 31, 2020	14,032	8,737
Additional paid-in capital	98,264,091	77,505,013
Subscription receivable	-	(40,000)
Less: Treasury stock, 5,657 and 5,657, respectively	(62,406)	(62,406)
Accumulated deficit	(97,341,964)	(71,928,922)
Accumulated other comprehensive income	(53,533)	(37,234)
Total Creatd, Inc. Stockholders ’ Equity	820,221	5,445,196
Non-controlling interest in consolidated subsidiary	1,306,910	-
	2,127,131	5,445,196
Total Liabilities and Stockholders’ Equity	$8,253,023	$8,253,023

Creatd, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months ended September 30		Nine Months ended September 30
	2021	2020	2021	2020

Net revenues	$1,179,620	$424,814	$2,926,312	$1,040,496
Cost of revenues	1,418,213	731,309	4,160,743	1,863,148
Gross margin	(238,593)	(306,495)	(1,266,353)	(822,652)

Operating expenses
Research and development	322,946	158,528	708,396	329,803
Marketing	1,812,400	540,555	8,049,579	1,396,119
Stock based compensation	2,151,900	4,582,766	5,662,389	6,577,558
General and administrative	2,385,135	1,435,520	5,551,049	3,258,933
Total operating expenses	6,672,381	6,717,369	19,971,413	11,562,413

Loss from operations	(6,910,974)	(7,023,864)	(21,237,766)	(12,385,065)

Other income (expenses)
Other income	123,710	437,657	123,710	515,442
Interest expense	(59,859)	(512,650)	(319,290)	(1,379,386)
Accretion of debt discount and issuance cost	(2,176,651)	(4,058,286)	(3,028,015)	(4,385,507)
Derivative expense	-	-	(100,502)	-
Change in derivative liability	(833,456)	-	(1,096,287)	-
Impairment of Investment	-	-	(62,733)	-
Settlement of vendor liabilities	-	-	92,909	(126,087)
Loss on marketable securities	-	(17,495)	-	(7,453)
Gain (loss) on extinguishment of debt	137,109	(5,004,060)	423,118	(5,539,100)
Gain on forgiveness of debt	-	-	279,022	470
Other income (expenses), net	(2,809,147)	(9,154,834)	(3,688,068)	(10,921,621)

Loss before income tax provision	(9,720,121)	(16,178,698)	(24,925,834)	(23,306,686)

Equity in net loss from equity method investment	(16,413)	-	(16,413)	-
Income tax provision	-	-	-	-
Net loss	$(9,736,534)	$(16,178,698)	$(24,942,247)	$(23,306,686)
Non-controlling interest in net loss	(60,477)	-	(60,045)	-
Net Income (Loss) attributable to Creatd, Inc.	(9,797,011)	(16,178,698)	(25,002,292)	(23,306,686)
Deemed dividend	-	(18,421)	(410,750)	(18,421)
Net loss attributable to common shareholders	(9,797,011)	(16,197,119)	(25,413,042)	(23,325,107)

Other comprehensive income
Currency translation gain (loss)	(8,436)	5,735	(16,299)	(22,795)

Comprehensive loss	(9,744,970)	(16,172,963)	(24,958,546)	(23,329,481)

Per-share data
Basic and diluted loss per share	$(0.71)	$(3.81)	$(2.20)	$(6.65)
Weighted average number of common shares outstanding	13,710,111	4,254,300	11,563,150	3,506,393